                                                Rule 424(b)(5)
                                                Registration No. 333-20373



                             SUBJECT TO COMPLETION

            PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 7, 1997

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 18, 1997)

33,686,350 SHARES

UNISYS CORPORATION
COMMON STOCK
(PAR VALUE $.01 PER SHARE)

This Prospectus Supplement relates to the sale from time to time by Salomon Brothers Inc (the "Underwriter") of a maximum of 33,686,350 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Unisys Corporation, a Delaware corporation ("Unisys" or the "Company"), that may be acquired by the Underwriter either (i) upon conversion of the Company's outstanding 8 1/4% Convertible Subordinated Notes due 2000 (the "Notes"), or (ii) under the standby arrangements described herein. The final Prospectus Supplement will report the precise number of shares of Common Stock offered hereby. The Common Stock is traded on the New York Stock Exchange, and prices are reported under the symbol UIS.

The Company has called all the Notes for redemption on October 27, 1997 (the "Redemption Date") at a redemption price of 103.25% of the principal amount, plus accrued interest of $19.7083 from August 1, 1997 to the Redemption Date for each $1,000 principal amount of Notes, making a total of $1,052.2083 payable for each such $1,000 principal amount. The Notes are convertible into Common Stock prior to 5:00 p.m., New York City time, on the Redemption Date (the "Conversion Expiration Time"), at a conversion price of $10.2375 per share (equivalent to a conversion rate of approximately 97.6801 shares for each $1,000 principal amount of Notes). On October 6, 1997, the closing price of the Common Stock on the New York Stock Exchange was $14.6250 per share. So long as the market price of the Common Stock is at least $10.7720 per share, a holder of Notes who converts will receive Common Stock with a market value, plus cash in lieu of any fractional share, greater than the amount of cash the holder would otherwise be entitled to receive upon redemption.

In the event that fewer than all of the Notes are surrendered for conversion prior to the Conversion Expiration Time, the Company has made arrangements for the Underwriter to purchase from the Company such number of shares of Common Stock as would have been issuable upon conversion of any of such Notes that have not been so surrendered for conversion. The purchase price per share of such shares of Common Stock will be $10.7720, and the proceeds of sale will be used by the Company to effect redemption of such Notes. In addition, the Underwriter has agreed in certain circumstances to remit to the Company 50% of the excess, if any, of the aggregate net proceeds received on the resale of such shares of Common Stock over the aggregate price paid to the Company. See "Standby Arrangements."

SEE "RISK FACTORS" COMMENCING AT PAGE S-2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prior to and after the Conversion Expiration Time, the Underwriter may offer to the public Common Stock, including shares acquired through the purchase and conversion of Notes, at prices set from time to time by the Underwriter. It is intended that each such price when set will not exceed the greater of the last closing or current asked price of the Common Stock on the New York Stock Exchange plus an additional amount equal to any applicable commission, and it is intended that an offering price set on any calendar day will not be increased more than once during such day. The Underwriter may also make sales to dealers at prices which represent concessions from the prices at which such shares are then being offered to the public. As a result, the Underwriter may realize profits or losses independent of the compensation referred to under "Standby Arrangements." Any shares of Common Stock so offered are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice.
---------------------------------------------------------------
SALOMON BROTHERS INC
--------------------------------------------------------------------------------

The date of this Prospectus Supplement is October   , 1997.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OR THE COMMON STOCK OF THE COMPANY, OR BOTH, AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is an information management company that provides information services, technology, software and customer support on a worldwide basis. The Company operates in the information management business segment.

     The Company was incorporated in February 1984 under the laws of Delaware and is the successor by merger to Burroughs Corporation, a Michigan corporation incorporated in 1905. In November 1986, Sperry Corporation, a Delaware corporation incorporated in 1955, was merged with and into the Company, and the Company's name was changed to Unisys Corporation.

     The principal executive offices of the Company are located at Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424. The Company's telephone number is (215) 986-4011.

                              RECENT DEVELOPMENTS

     On September 23, 1997, the Company announced the election of Lawrence A. Weinbach as the Company's Chairman, President and Chief Executive Officer. Mr. Weinbach is former managing partner/chief executive of Andersen Worldwide.

                                  RISK FACTORS

     This Prospectus contains or incorporates by reference certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause the Company's actual results to differ materially from expectations. These include, but are not limited to, the risk factors set forth below. In addition to the other information contained and incorporated by reference herein, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

COMPETITIVE MARKETPLACE

     The Company operates in an industry characterized by aggressive competition, rapid technological change, evolving technology standards and short product life cycles. The Company's competitors include computer hardware manufacturers, software providers and information services companies, many of which have greater financial and other resources than the Company and are substantially less leveraged. The Company competes primarily on the basis of product performance, service, technological innovation and price. Future operating results will depend on the Company's ability to design, develop, introduce, deliver or obtain new and innovative products and services on a timely and cost-effective basis; on its ability to mitigate the effects of competitive pressures and volatility in the information technology and services market on revenues, pricing and margins; and on its ability to effectively manage the shift of its business mix away from traditional high margin product and services offerings.

HIGH LEVERAGE AND CASH REQUIREMENTS

     At both June 30, 1997 and December 31, 1996, the Company had approximately $2.3 billion principal amount of debt, an increase of approximately $400 million from December 31, 1995. Total interest expense for the six months ended June 30, 1997 and for the full year 1996 was $119.9 million and $249.7 million, respectively. Long-term debt of $213.0 million and $345.0 million is scheduled to mature in 1998 and 1999, respectively.

     At December 31, 1996, the Company had outstanding $1.6 billion of Series A, B and C convertible preferred stock. Dividends paid on preferred stock in 1996 amounted to $120.8 million ($106.5 million -- Series A; $14.3 million -- Series B and C). The Company redeemed all $150 million of its outstanding Series B and C preferred stock for cash during the first half of 1997.

     Cash requirements for the restructuring actions discussed below are expected to be approximately $210 million in 1997 and a total of $120 million in 1998 and thereafter. Although the Company expects annualized savings generated by the restructuring actions to more than offset cash requirements, several factors, particularly the timing of implementation of the remaining actions, could cause actual cash requirements and savings to differ from expectations.

     During the first six months of 1997, net cash used for continuing operations was $549.1 million. During 1996, net cash used for continuing operations was $64.6 million. In 1996, proceeds from the issuance of debt exceeded principal payments of debt by $373.3 million. During 1995, net cash used for continuing operations was $412.4 million. In 1995, discontinued operations provided cash of $658.3 million, primarily from the sale of the Company's defense systems business.

     In June 1997, the Company entered into a two-year $200 million revolving credit facility replacing the prior one-year facility. The facility includes certain financial tests that must be met as conditions to a borrowing and provides that no loans may be outstanding for 20 consecutive days in each quarter. The facility may not be used to refinance other debt. The amount the Company may borrow at any given time is dependent upon the amount of certain of its accounts receivable and inventory.

     The Company may require continued access to financing sources to meet its cash requirements for debt maturities, restructuring and operating activities. There can be no assurance that such access will always be available to the Company or that the Company would be permitted to incur additional indebtedness under its then existing set of restrictive covenants.

RESTRUCTURINGS AND NET LOSSES

     The Company operates in an industry characterized by ongoing dramatic changes, including, in the case of the Company, a shift from higher margin to lower margin products and services. In order to improve its operating results, the Company has moved aggressively to realign its operations to reflect the rapidly changing market for information processing products and services. In 1995, the Company reported a net loss of $624.6 million ($4.35 per share), which included a fourth quarter pretax restructuring charge of $717.6 million, primarily relating to the internal realignment of the Company into three operating units and covering work force reductions, product and program discontinuances and consolidation of office facilities and manufacturing capacity. For the year ended December 31, 1996, the Company reported net income of $49.7 million, or a loss of $0.41 per share after preferred dividends. In the fourth quarter of 1996, the Company reversed certain reserves established under the 1995 restructuring plan, due to lower-than-anticipated costs for work force reductions. This reversal was offset by charges of $84 million relating to the refocusing and discontinuance of certain products and programs. The Company recorded special pretax charges of $186.2 million in 1994, $1.2 billion in 1991, $181.0 million in 1990 and $231.0 million in 1989. Principally due to these special charges, the Company had net losses of $1.4 billion in 1991, $436.7 million in 1990 and $639.3 million in 1989. No assurance can be given that the Company will not experience losses in the future.

SYSTEMS INTEGRATION CONTRACTS

     Certain of the Company's systems integration contracts are fixed-price contracts under which the Company assumes the risk for the delivery of the contracted services at an agreed-upon fixed price. The Company has at times experienced problems in performing certain of its fixed-price contracts on a profitable basis and has provided periodically for adjustments to the cost to complete such contracts. In the fourth quarter of 1995, the Company recorded a pretax charge for contract losses of $129.0 million, primarily relating to a few large, multi-year, fixed-price systems integration contracts. In the first quarter of 1997, the Company recorded charges of approximately $25 million for additional estimated contract costs identified during the quarter. There can be no assurance that the Company will not experience such contract performance problems in the future, which problems could affect the Company's results of operations.

IMPORTANCE OF INTERNATIONAL OPERATIONS

     Revenue from international operations accounted for approximately 60% of the Company's total revenue in each of the last three years. There is no material concentration of revenues in any particular country. Due to its foreign operations, the Company is exposed to the effects of foreign exchange rate fluctuations on the U.S. dollar.

     The Company uses foreign exchange forward contracts and options, generally having maturities of less than nine months, to reduce such exposure. Such contracts and options are entered into for the sole purpose of hedging certain transactional exposures. The Company does not hold or issue financial instruments for speculative trading purposes. In addition to fluctuations in foreign currency exchange rates, the Company's international business could be affected by many factors beyond its control, such as instability of foreign economies, U.S. and foreign government laws and policies affecting trade and investment, and governmental changes. Although the Company has not experienced any significant problems in foreign countries arising from such factors, there can be no assurance that such problems will not arise in the future.

NO DIVIDENDS ON COMMON STOCK; DIVIDEND LIMITATIONS

     The Company has not declared or paid any cash dividends on its Common Stock since 1990 and does not anticipate declaring or paying dividends on the Common Stock in the foreseeable future. Certain of the Company's debt instruments and credit facilities contain financial covenants which limit the payment of dividends on the Company's capital stock. See "Price Range of Common Stock and Dividend Policy."

ADDITIONAL CONVERTIBLE NOTES

     In addition to the Notes, the Company has outstanding $299 million principal amount of 8 1/4% Convertible Subordinated Notes due 2006. Such notes are convertible into approximately 43.5 million shares of Common Stock (based on a conversion price of $6.875 per share) and are not subject to redemption prior to March 15, 1999. The Company has alternatives available to it to induce holders to convert these notes into Common Stock and may act on these alternatives prior to the first redemption date.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the issuance of the Common Stock upon conversion of Notes by the holders thereof. The net proceeds from the sale of any Common Stock to the Underwriter pursuant to the standby arrangements described herein will be used to effect redemption of any Notes not tendered for conversion. Any excess net proceeds resulting from the Underwriter remitting certain amounts to the Company pursuant to the standby arrangements described herein will be added to working capital and used for general business purposes. See "Standby Arrangements."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The following table sets forth the reported high and low sale prices of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape for the periods indicated.

                                                                             HIGH         LOW
                                                                             ----         ---
1997
  Fourth Quarter (through October 6, 1997).................................  $15 1/2      $14 3/16
  Third Quarter............................................................   15 3/4        7 3/8
  Second Quarter...........................................................    8            5 3/4
  First Quarter............................................................    7 5/8        6 1/4
1996
  Fourth Quarter...........................................................    7 3/4        5 7/8
  Third Quarter............................................................    7 1/4        5 3/8
  Second Quarter...........................................................    9 1/8        5 5/8
  First Quarter............................................................    7 3/4        5 3/8
1995
  Fourth Quarter...........................................................    8 5/8        5 1/2
  Third Quarter............................................................   11            7 5/8
  Second Quarter...........................................................   11 3/4        9 1/8
  First Quarter............................................................   10 1/8        8 1/2

     See the cover page of this Prospectus Supplement for a recent closing price of the Company's Common Stock on the New York Stock Exchange. As of September 30, 1997, there were approximately 37,600 holders of record of shares of the Company's Common Stock.

     Holders of Common Stock are entitled to receive dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company, subject to the prior rights of holders of any preferred stock of the Company. The Company has not declared or paid dividends on the Common Stock since 1990. The indenture governing certain of the Company's senior indebtedness generally limits aggregate dividends (other than certain dividends in arrears on the Company's preferred stock), distributions, repurchases or redemptions paid or made with respect to the Company's capital stock after June 30, 1992 to an aggregate amount equal to 50% of aggregate cumulative consolidated net income (as defined in such indenture) since that date, plus capital contributions and proceeds of equity issuances, plus $150 million.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1997 and as adjusted to give effect to the assumed conversion of all outstanding Notes into shares of Common Stock.

                                                                           JUNE 30, 1997
                                                                      ------------------------
                                                                                       AS
                                                                       ACTUAL      ADJUSTED(1)
                                                                      --------     -----------
                                                                       (MILLIONS OF DOLLARS)
Subordinated Debt:
  8 1/4% Convertible Subordinated Notes due 2000....................  $  345.0      $      --
  8 1/4% Convertible Subordinated Notes due 2006(2).................     299.0          299.0
Senior Debt, Excluding Current Portion..............................   1,620.6        1,620.6
                                                                      --------       --------
  Total Long-Term Debt..............................................   2,264.6        1,919.6
                                                                      --------       --------
Stockholders' Equity:
  Preferred Stock, $1.00 par value per share; 40.0 million shares
     authorized; 28.4 million shares issued.........................   1,420.2        1,420.2
  Common Stock, $.01 par value per share; 360.0 million shares authorized; actual: 176.1 million shares issued; as adjusted:
     209.8 million shares issued....................................       1.8            2.1
Accumulated Deficit.................................................    (768.7)        (768.7)
Other Capital.......................................................     887.1        1,229.1
                                                                      --------       --------
     Total Stockholders' Equity.....................................   1,540.4        1,882.7
                                                                      --------       --------
          Total Capitalization......................................  $3,805.0      $ 3,802.3
                                                                      ========       ========

---------------
(1) "As Adjusted" information also includes an increase to Other Capital reflecting interest accrued to the Redemption Date, a decrease to Other Capital reflecting unamortized costs associated with issuance of the Notes, and a decrease to Other Capital reflecting costs of the transactions contemplated hereby.

(2) Convertible into an aggregate of 43.5 million shares of Common Stock at a conversion price of $6.875 per share.

                              STANDBY ARRANGEMENTS

     Upon the terms and subject to the conditions contained in the Standby Agreement, dated October 7, 1997, between the Company and the Underwriter (the "Standby Agreement"), the Underwriter has agreed to purchase from the Company such number of whole shares of Common Stock (the "Purchased Shares") as would have been issuable upon conversion of Notes that have not been surrendered for conversion prior to the close of business on the Redemption Date. The purchase price of such shares of Common Stock will be $10.7720 per share, an amount equivalent to $1,052.2083 per $1,000 principal amount of Notes. The Underwriter may also purchase Notes in the open market or otherwise prior to the Redemption Date. The Underwriter has agreed to convert into Common Stock all Notes so purchased.

     The Underwriter has agreed to pay to the Company 50% of the excess, if any, of the aggregate proceeds received on sale of the Purchased Shares (net of selling concessions, transfer taxes and other expenses of sale) over the aggregate purchase price paid therefor.

     The Company has been advised by the Underwriter that it proposes to offer any shares of Common Stock purchased from the Company or acquired on conversion of purchased Notes for resale as set forth on the cover page of this Prospectus Supplement. The Underwriter may also make sales of such shares to certain securities dealers at prices which may reflect concessions from the prices at which such shares are being offered to the public. The amount of such concessions may be determined from time to time.

     Pursuant to the terms of the Standby Agreement and as compensation for the commitment of the Underwriter thereunder, the Company has agreed to pay the Underwriter the sum of $3,628,687 plus an additional sum for certain Compensable Shares (as defined below). The additional sum will be paid as follows: (i) no additional sum will be paid if the total number of Compensable Shares is less than or equal to 1,684,317; and (ii) if the total number of Compensable Shares is greater than 1,684,317, the additional sum will equal $0.32316 per share for all Compensable Shares. Compensable Shares consist of Purchased Shares, plus any shares of Common Stock which are issued to the Underwriter upon the conversion of Notes on a date when the last reported sale price of the Common Stock is less than $10.7720 per share.

     Pursuant to the Standby Agreement, the Company has agreed that it will not, without the written consent of the Underwriter, sell, contract to sell or otherwise dispose of any shares of Common Stock, with certain exceptions, for a period commencing on the date of this Prospectus Supplement and ending 90 days after the Redemption Date, provided that if the Underwriter does not acquire at least 5,052,952 shares of Common Stock pursuant to the Standby Agreement, such restriction will expire on the Redemption Date.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents have been filed with the Securities and Exchange Commission and are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for year ended December 31, 1996 (as amended on Form 10-K/A dated June 20, 1997).

     2. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997.

     3. The description of the Common Stock contained in the registration statement of Burroughs Corporation ("Burroughs"), the predecessor to the Company, on Form 8-B dated May 22, 1984 (as amended on Form 8 dated May 7,
1991), filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     4. The description of the Company's Preferred Share Purchase Rights contained in the Registration Statement of Burroughs on Form 8-A dated March 11, 1986 (as amended on Forms 8 dated, respectively, April 16, 1986, July 8, 1987 and May 7, 1991 and on Form 8-A/A dated February 26, 1996), filed pursuant to
Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus Supplement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement, and any statement contained herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference modifies or supersedes such statement.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Unisys Corporation, Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424, Attention: Corporate Secretary; Telephone (215) 986-5934.

PROSPECTUS

                                  $500,000,000

                               UNISYS CORPORATION
                                   SECURITIES
                            ------------------------

     Unisys Corporation (the "Company") may offer from time to time, together or separately, (1) its unsecured debt securities (the "Debt Securities"), which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"); (2) shares of its Common Stock, par value $.01 per share ("Common Stock"); (3) shares of its Preferred Stock, par value $1 per share ("Preferred Stock") and (4) warrants or similar rights ("Warrants") to purchase Debt Securities, Common Stock or Preferred Stock (the Debt Securities, the Common Stock, the Preferred Stock and the Warrants are collectively referred to as the "Securities"), in amounts, at prices and on terms to be determined at the time of offering. The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $500,000,000 aggregate offering price (or its equivalent, if Debt Securities are issued with principal amounts denominated in one or more foreign currencies or foreign currency units). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), including, where applicable (1) in the case of Debt Securities, the specific designation (including whether senior or subordinated and whether convertible), aggregate principal amount, currency or currency unit for which the Debt Securities may be purchased or in which the principal and any premium or interest is payable, maturity, premium, if any, rate and times of payment of any interest, any terms for optional or mandatory redemption, the terms for any conversion into Common Stock, the initial public offering price and other special terms; (2) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, voting and other rights, any terms for conversion into Common Stock, the initial public offering price and other special terms and (3) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon exercise, the purchase price and, where applicable, the duration and detachability thereof.
                            ------------------------
  SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS
    WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

     The Securities will be sold either through underwriters, dealers or agents, or directly by the Company. The accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

     The aggregate proceeds to the Company from all Securities will be the purchase price of Securities sold less the aggregate of agents' commissions and underwriters' discounts and other expenses of issuance and distribution. See "Plan of Distribution."
                               February 18, 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities being offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain certain information, exhibits and undertakings contained in the Registration Statement. Such additional information can be inspected at and obtained from the Commission in the manner set forth below. For further information, reference is made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Such reports, proxy statements and other information, as well as the Registration Statement, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005. The Commission maintains a Web site, which contains reports, proxy and information statements and other information regarding registrants that, like the Company, file electronically with the Commission, at the following address: http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents have been filed with the Commission pursuant to the Exchange Act and are incorporated by reference into this Prospectus:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended on Forms 10-K/A dated May 31, 1996 and June 24, 1996).

          2. The Company's Current Reports on Form 8-K dated February 22, 1996, March 4, 1996, March 29, 1996 and October 1, 1996.

          3. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

          4. The description of the Company's Common Stock contained in the registration statement of Burroughs Corporation ("Burroughs"), the predecessor to the Company, on Form 8-B dated May 22, 1984 (as amended on Form 8 dated May 7, 1991), filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          5. The description of the Company's Preferred Share Purchase Rights contained in the Registration Statement of Burroughs on Form 8-A dated March 11, 1986 (as amended on Forms 8 dated, respectively, April 16, 1986, July 8, 1987 and May 7, 1991 and on Form 8-A/A dated February 26, 1996), filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request, copies of any or all documents incorporated by reference herein (other than the exhibits thereto unless such exhibits are incorporated specifically by reference therein). Requests should be directed to Unisys Corporation, Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424, Attention: Corporate Secretary; Telephone (215) 986-5934.

                                  THE COMPANY

     The Company is an information management company that provides information services, technology, software and customer support on a worldwide basis. The Company operates in the information management business segment.

     The Company was incorporated in February 1984 under the laws of Delaware and is the successor by merger to Burroughs Corporation, a Michigan corporation incorporated in 1905. In November 1986, Sperry Corporation, a Delaware corporation incorporated in 1955, was merged with and into the Company, and the Company's name was changed to Unisys Corporation.

     The principal executive offices of the Company are located at Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424. The Company's telephone number is (215) 986-4011.

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained herein, the following factors before deciding to purchase the Securities offered hereby.

RESTRUCTURINGS AND NET LOSSES

     The Company operates in an industry that has undergone dramatic changes, including, in the case of the Company, a shift from higher margin to lower margin products and services. In order to improve its operating results, the Company has moved aggressively to realign its operations to reflect the rapidly changing market for information processing products and services. In 1995, the Company reported a net loss of $624.6 million, which included a fourth quarter pretax restructuring charge of $717.6 million, primarily relating to the internal realignment of the Company into three operating units and covering work force reductions, product and program discontinuances and consolidation of office facilities and manufacturing capacity. For the year ended December 31, 1996, the Company reported net income of $49.7 million, or a loss of 41 cents per share after payment of preferred dividends. In the fourth quarter of 1996, the Company reversed certain reserves established under the 1995 restructuring plan, due to lower-than-anticipated costs for work force reductions. This reversal was offset by charges of $84 million relating to the refocusing and discontinuance of certain products and programs. The Company recorded special pretax charges of $186.2 million in 1994, $1.2 billion in 1991, $181.0 million in 1990 and $231.0 million in 1989. Principally due to these special charges, the Company had net losses of $1.4 billion in 1991, $436.7 million in 1990 and $639.3 million in 1989. No assurance can be given that the Company will not experience losses in the future.

HIGH LEVERAGE AND CASH REQUIREMENTS

     At December 31, 1996, the Company had approximately $2.3 billion principal amount of debt, an increase of approximately $400 million from December 31, 1995. Total interest expense for 1996 and 1995 was $249.7 million and $202.1 million, respectively. Long-term debt of $5.8 million, $213.0 million and $345.0 million is scheduled to mature in 1997, 1998 and 1999, respectively.

     The Company has outstanding $1.6 billion of Series A, B and C convertible preferred stock. Dividends paid on preferred stock in 1996 amounted to $120.8 million ($106.5 million -- Series A; $14.3 million -- Series B and C). The Company will redeem all $150 million of its outstanding Series B and C preferred stock for cash during the first half of 1997.

     Cash requirements for the restructuring actions discussed above are expected to be approximately $200 million in 1997. The Company estimates that the restructuring actions have generated annualized savings of approximately $475 million as of the end of 1996 and expects these annualized savings to be approximately $600 million by the end of 1997. The degree to which cash savings from the restructuring actions offset cash requirements depends upon the timing of implementation of the restructuring actions. Cash requirements for the restructuring actions and the annualized savings expected from such actions are forward-looking statements (as such term is used in the Private Securities Litigation Reform Act of 1995), and several factors, particularly the timing of implementation of the restructuring, could cause actual cash requirements and savings to be different.

     During 1996, net cash used for continuing operations was approximately $65 million. During this period, proceeds from the issuance of debt exceeded principal payments of debt by $373.3 million. During 1995, net cash used for continuing operations was $412.4 million (including principal payments of debt of $68.2 million). In 1995, discontinued operations provided cash of $658.3 million, primarily from the sale of the Company's defense systems business.

     The Company may require continued access to financing sources to meet its cash requirements for debt maturities, restructuring and operating activities. There can be no assurance that such access will always be available to the Company or that the Company would be permitted to incur additional indebtedness under its then existing set of restrictive covenants.

     In June 1996, the Company entered into a one-year $200 million revolving credit facility replacing the prior facility which expired in May 1996. Conditions precedent to a borrowing under the facility include minimum cash balances and compliance with net worth and interest coverage covenants. In addition, if any borrowings are outstanding, the Company is required to maintain full compensating balances with the bank group unless waived by a supermajority of the banks. The Company does not currently anticipate that it will borrow under this facility.

COMPETITION

     The Company's business is affected by rapid change in technology in the information systems and services field and aggressive competition from many domestic and foreign companies, including computer hardware manufacturers, software providers and information services companies. The Company competes primarily on the basis of product performance, service, technological innovation and price. Many of the Company's competitors have greater financial, marketing or other resources than the Company. The Company's results depend upon its ability to compete successfully in the United States and abroad.

SYSTEMS INTEGRATION CONTRACTS

     Certain of the Company's systems integration contracts are fixed-price contracts under which the Company assumes the risk for the delivery of the contracted services at an agreed-upon fixed price. The Company has at times experienced problems in performing certain of its fixed-price contracts on a profitable basis and has provided periodically for adjustments to the cost to complete such contracts. In the fourth quarter of 1995, the Company recorded a significant pretax charge for contract losses of $129.0 million, primarily relating to a few large multi-year, fixed-price systems integration contracts. There can be no assurance that the Company will not experience such contract performance problems in the future, which problems could affect the Company's results of operations.

IMPORTANCE OF INTERNATIONAL OPERATIONS

     Revenue from international operations accounted for approximately 60% of the Company's total revenue in each of the last three years. There is no material concentration of revenues in any particular country. Due to its foreign operations, the Company is exposed to the effects of foreign exchange rate fluctuations on the U.S. dollar. The Company uses foreign exchange forward contracts and options, generally having maturities of less than nine months, to reduce such exposure. Such contracts and options are entered into for the sole purpose of hedging certain transactional exposures. The Company does not hold or issue financial instruments for speculative trading purposes. In addition to fluctuations in foreign currency exchange rates, the Company's international business could be affected by many factors beyond its control, such as instability of foreign economies, U.S. and foreign government laws and policies affecting trade and investment, and governmental changes. Although the Company has not experienced any significant problems in foreign countries arising from such factors, there can be no assurance that such problems will not arise in the future.

NO DIVIDENDS ON COMMON STOCK; DIVIDEND LIMITATIONS

     The Company has not declared or paid any cash dividends on its Common Stock since 1990 and does not anticipate declaring or paying dividends on the Common Stock in the foreseeable future. Certain of the Company's debt instruments and credit facilities contain financial covenants which could limit the payment of dividends on the Company's capital stock.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in the applicable Prospectus Supplement, net proceeds from the sale of the Offered Securities will be used for general corporate purposes and to reduce or refinance indebtedness.

                               RATIOS OF EARNINGS

     The following tables set forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the Company for each of the years in the five-year period ended December 31, 1995 and for the nine months ended September 30, 1996.

     The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing earnings by the sum of fixed charges and preferred dividend requirements. Earnings consist of income
(loss) from continuing operations before income taxes, extraordinary items and changes in accounting principles minus undistributed earnings of associated companies plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance expenses and the portion of rental expense representative of interest.

RATIO OF EARNINGS TO FIXED CHARGES

NINE MONTHS
   ENDED
SEPTEMBER 30              YEAR ENDED DECEMBER 31
------------     ----------------------------------------
    1996         1995     1994     1993     1992     1991
------------     ----     ----     ----     ----     ----
      *            *      1.11     2.21     1.72       *

---------------
* Earnings for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1991 were inadequate to cover fixed charges by $4.8 million, $776.1 million and $1,432.1 million, respectively.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

NINE MONTHS
   ENDED
SEPTEMBER 30              YEAR ENDED DECEMBER 31
------------     ----------------------------------------
    1996         1995     1994     1993     1992     1991
------------     ----     ----     ----     ----     ----
      *            *        *      1.39     1.17       *

---------------
* Earnings for the nine months ended September 30, 1996 and for the years ended December 31, 1995, 1994 and 1991 were inadequate to cover combined fixed charges and preferred stock dividends by $144.2 million, $961.2 million, $153.6 million and $1,630.8 million, respectively.

                        DESCRIPTION OF THE DEBT SECURITIES

     The following sets forth certain general terms and provisions of the Indentures under which the Debt Securities are to be issued. The particular terms of a series of Debt Securities will be set forth in the Prospectus Supplement or Prospectus Supplements relating to such Debt Securities.

     The Senior Debt Securities are to be issued under an Indenture dated as of August 6, 1992 (the "Senior Indenture") between the Company and Bank One, Columbus NA, as Trustee (the "Senior Trustee") or under a substantially identical indenture with a different trustee. The Subordinated Debt Securities are to be issued under an Indenture dated as of March 1, 1996 (the "Subordinated Indenture") between the Company and The Bank of New York, as Trustee (the "Subordinated Trustee") or under a substantially identical indenture with a different trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to individually as an "Indenture" and collectively as the "Indentures". The Senior Trustee and the Subordinated Trustee are sometimes referred to individually as a "Trustee" and collectively as the "Trustees". The Senior Indenture and the Subordinated Indenture are filed as exhibits to the Registration Statement. The following are brief summaries of certain provisions of the Indentures and are subject to the detailed provisions of the Indentures, to which reference is hereby made for a complete statement of such provisions. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Indentures. If the Debt Securities are issued under an indenture other than the Senior Indenture or the Subordinated Indenture, the Prospectus Supplement will identify the trustee and will describe any material differences between that indenture and the Indenture.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued from time to time in series.

     The Senior Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be unsecured obligations of the Company and will be subordinated in right of payment to all Senior Indebtedness (as defined below in "Subordination of Debt Securities").

     The applicable Prospectus Supplement will describe the following terms of the Debt Securities offered thereby: (1) the title of such Debt Securities; (2) whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit on the aggregate principal amount of such Debt Securities; (4) the date or dates on which such Debt Securities may be issued and are or will be payable; (5) the rate or rates per annum (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, and the date or dates from which such interest, if any, will accrue; (6) the date or dates on which interest, if any, on such Debt Securities will be payable and the regular record date or dates therefor; (7) the place or places where the principal of, and premium, if any, and any interest on such Debt Securities will be payable; (8) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which such Debt Securities may be redeemed at the option of the Company;
(9) the obligation, if any, of the Company to redeem, to repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of a specified event or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased pursuant to any such obligations; (10) whether such Debt Securities are to be issued in registered form without coupons, in bearer form with or without coupons, including temporary and definitive global form, or a combination thereof and the circumstances, if any, upon which such Debt Securities may be exchanged for Debt Securities issued in a different form; (11) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Notes (as defined under "Denominations, Registration and Transfer") and, if so, the identity of the depositary, if any, for such Global Note or Notes; (12) whether and under what circumstances the Company will pay additional amounts to any holder of Debt Securities who is not a U.S. Person (as defined under "Limitations on Issuance of Bearer Securities") in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether the Company will have the option to redeem rather than pay any additional amounts; (13) if other than dollars, the foreign currency or currencies (including currency units) in which the principal of, and premium, if any, and any interest on such Debt Securities shall or may be paid and, if applicable, whether at the election of the Company and/or the holder, and the conditions and manner of determining the exchange rate or rates; (14) any index used to determine the amount of payment of principal of, and premium, if any, and any interest on such Debt Securities; (15) whether such Debt Securities are convertible into shares of Common Stock and the terms and conditions upon which any conversion will be effected, including the conversion price, the conversion period and other conversion provisions; (16) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to such Debt Securities and (17) any other detailed terms and provisions of such Debt Securities which are not inconsistent with the Indentures.

     Debt Securities may be issued at or above par or with an original issue discount. Federal income tax consequences and other special considerations applicable to any Debt Securities issued with original issue discount or above par will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in one or more foreign currencies or currency units, or if the principal of or any premium or interest on any series of Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, Federal income tax considerations, specific terms and other information with respect to such series and such foreign currency or currency units will be described in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Debt Securities may be issued in fully registered form, without coupons ("Registered Securities"), in bearer form with or without coupons ("Bearer Securities") or in the form of one or more global securities (each a "Global Note"). Registered Securities which are book-entry securities ("Book-Entry Notes") will be issued as registered Global Notes. Bearer Securities may be issued in the form of temporary or definitive Global Notes. Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Debt Securities, the Debt Securities will be issued as Registered Securities in denominations of $1,000 or any integral multiple thereof. One or more Global Notes will be issued in denominations or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Note or Notes.

     Registered Securities of any series (other than a Book-Entry Note) may be exchanged for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Whenever any such Registered Securities are surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Registered Securities which the holder making the exchange is entitled to receive. In addition, if so provided in an applicable Prospectus Supplement, Bearer Securities of any series which is registrable as to principal and interest may, at the option of the holder and subject to the terms of the applicable Indenture, be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Any Bearer Security surrendered for exchange shall be surrendered with all unmatured coupons and all matured coupons in default, except that any Bearer Security surrendered in exchange for a Registered Security between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest due on such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

     Debt Securities may be presented for exchange as provided above, and Registered Securities (other than Book-Entry Notes) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee under each Indenture as Security Registrar for the applicable Debt Securities.

     For a discussion of restrictions on the exchange, registration and transfer of Global Notes, see "Global Notes".

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, and premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, and payment of interest on Bearer Securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. Presentation of coupons for payment or other demands for payment of Bearer Securities must be made outside the United States, and no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. No payment of interest on a Bearer Security will be made unless, on the earlier of the date of the first such payment by the Company or the date of delivery by the Company of the Bearer Security in definitive form, a written certificate, in the form required by the applicable Indenture, is provided to the Company stating that on such date the Bearer Security is not owned by or on behalf of a U.S. Person or, if a beneficial interest in such Bearer Security is owned by or on behalf of a U.S. Person, that such U.S. Person is (1) a foreign branch of a United States financial institution; (2) acquired and holds the Bearer Security through the foreign branch of a United States financial institution (and, in either case (1) or (2), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (3) is a financial institution purchasing for resale during the "restricted period" (as defined under "Global Notes-Temporary and Definitive Global Notes") only to non-U.S. Persons outside the United States. Notwithstanding the foregoing, payment of principal of, and premium, if any, and any interest on Bearer Securities will be made at the office of the Company's Paying Agent in the United States if (but only if) (1) payment of the full amount thereof at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and (2) such payment is then permitted by applicable laws.

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, and premium, if any, and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (1) by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register or
(2) by wire transfer to an account maintained by the person entitled thereto. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest.

     Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee under the applicable Indenture will act as the Company's sole Paying Agent through its principal office with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agents outside the United States and other Paying Agents in the United States initially designated by the Company for the offered Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable as Bearer Securities, the Company will be required to maintain (1) a Paying Agent in the United States, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise) and (2) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series.

     All moneys paid by the Company to the Trustee or a Paying Agent for the payment of principal of, and premium, if any, and any interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

GLOBAL NOTES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") identified in the Prospectus Supplement relating to such series. Global Notes may be issued in either registered or bearer form and in either temporary or definitive form.

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Book-Entry Notes

     Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Note to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Note registered in the name of such depositary or its nominee. Upon the issuance of a Global
Note in registered form, the U.S. Depositary for such Global Note will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Note to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities, or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Note. Ownership of beneficial interests in Global Notes by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     So long as the U.S. Depositary for a Global Note in registered form, or its nominee, is the registered owner of such Global Note, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Note for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Notes will not be entitled to have Debt Securities of the series represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     Payment of principal of, and premium, if any, and any interest on Debt Securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Note representing such Debt Securities. None of the Company, any Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the U.S. Depositary for Debt Securities of a series or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of such depositary or nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     Unless and until it is exchanged in whole for Debt Securities in definitive form, a Global Note may not be transferred except as a whole by the U.S. Depositary for such Global Note to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If a U.S. Depositary for Debt Securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Note or Notes representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more Global Notes and, in such event, will issue Debt Securities in definitive registered form in exchange for the Global Note or Notes representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Note representing Debt Securities of such series may, on terms acceptable to the Company and the U.S. Depositary for such Global Note, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Note equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

  Temporary and Definitive Global Notes

     If so specified in an applicable Prospectus Supplement, all Bearer Securities of a series will initially be issued in the form of one or more temporary Global Notes, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System ("Euro-clear Operator") and CEDEL, S.A. ("CEDEL") for credit to the designated accounts. On and after the exchange date determined as provided in any such temporary Global Note and described in the applicable Prospectus Supplement, each such temporary Global Note will be exchangeable for definitive Debt Securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in the Prospectus Supplement, upon written certification (as described under "Payment and Paying Agents") of non-United States beneficial ownership. No Bearer Security delivered in exchange for a portion of a temporary Global Note shall be mailed or otherwise delivered to any location in the United States.

     Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary Global Note payable in respect of an interest payment date occurring prior to the issuance of definitive Debt Securities will be paid to each of the Euroclear Operator and CEDEL with respect to the portion of the temporary Global Note held for its account upon delivery by the Euro-clear Operator and CEDEL to the Trustee of a certificate or certificates of non-United States beneficial ownership in the form required by the applicable Indenture.

     If any Debt Securities of a series are issuable in definitive global bearer form, the Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive Global Notes may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Security delivered in exchange for a portion of a definitive Global Note shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     In connection with the sale of a Bearer Security during the "restricted period" as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no Bearer Security (including a definitive Bearer Security in global form) shall be mailed or otherwise delivered to any location in the United States, and a Bearer Security sold during the restricted period (other than a temporary Bearer Security in global form) may be delivered only if the person entitled to receive such Bearer Security (including a definitive Bearer Security in global form) furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not being acquired by a U.S. Person, or, if a beneficial interest in such Bearer Security is being acquired by a U.S. Person, that such U.S. Person (1) is a foreign branch of a United States financial institution; (2) acquired and holds the Bearer Security through the foreign branch of a United States financial institution (and, in either case (1) or (2), such financial institution agrees to comply with the requirements of
Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder) or
(3) is a financial institution purchasing for resale during the restricted period only to non-U.S. Persons outside the United States. See "Limitations on Issuance of Bearer Securities".

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Generally, in compliance with United States Federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period or delivered in connection with their sale during the restricted period in the United States or to U.S. Persons (each as defined below) other than to foreign branches of United States financial institutions which agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code or purchase for resale during the restricted period only to non-U.S. Persons outside the United States (or as otherwise permitted under United States Treasury regulations), and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer or sell any Bearer Securities in the United States or to U.S. Persons (other than as described above) nor deliver Bearer Securities within the United States.

     Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any U.S. Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". The Sections referred to in the legend provide that, with certain exceptions, a U.S. Person holding a Bearer Security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange or redemption of such Bearer Security or coupon.

     As used in this Prospectus, "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and the term "United States" means the United States of America (including the States and the District of Columbia) and its possessions, including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

CERTAIN COVENANTS APPLICABLE TO SENIOR DEBT SECURITIES

     Unless otherwise indicated in the applicable Prospectus Supplement with respect to Senior Debt Securities of a series, Senior Debt Securities will have the benefit of the following covenants contained in the Senior Indenture. Unless otherwise indicated in the applicable Prospectus Supplement with respect to Subordinated Debt Securities of a series, the Subordinated Debt Securities will not have the benefit of such covenants.

  Limitation Upon Mortgages and Liens

     Neither the Company nor a Subsidiary will create or assume, except in favor of the Company or a Wholly-Owned Subsidiary, any mortgage, pledge, lien or encumbrance upon any Principal Manufacturing Property or any stock or indebtedness of any Subsidiary without equally and ratably securing the outstanding Senior Debt Securities. For the purpose of providing such equal and ratable security, the principal amount of outstanding Senior Debt Securities issued with original issue discount shall be such portion of the principal amount as may be specified in the terms of that series. This limitation will not apply to certain permitted encumbrances as described in the Senior Indenture, including (1) purchase money mortgages entered into within specified time limits; (2) liens existing on acquired property; (3) certain tax, materialmen's, mechanics' and judgment liens, certain liens arising by operation of law and certain other similar liens; (4) liens in connection with certain government contracts; (5) certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings; (6) pledges of customers' accounts or paper; (7) certain mortgages, pledges, liens or encumbrances securing the payment of any V Loan Debt (as defined in the Senior Indenture) and (8) mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the aggregate sales price of property involved in certain sale and leaseback transactions does not exceed the greater of $250,000,000 or 5% of Consolidated Shareholders' Equity.

  Limitation Upon Sale and Leaseback Transactions

     The Company and any Subsidiary will be prohibited from selling any Principal Manufacturing Property owned on the date of the Senior Indenture with the intention of taking back a lease thereof, other than a temporary lease (a lease of not more than 36 months) with the intent that the use of the property by the Company or such Subsidiary will be discontinued before the expiration of such period, unless (1) the sum of the sale price of property involved in sale and leaseback transactions not otherwise permitted plus all indebtedness secured by certain mortgages, pledges, liens and encumbrances does not exceed the greater of $250,000,000 or 5% of Consolidated Shareholders' Equity or (2) the greater of the net proceeds of such sale or the fair market value of such Principal Manufacturing Property (which may be conclusively determined by the Board of Directors of the Company) are applied within 120 days to the optional retirement of outstanding Senior Debt Securities or to the optional retirement of other Funded Debt (as defined) of the Company ranking on a parity with outstanding Senior Debt Securities.

  Certain Definitions

     Certain terms defined in the Senior Indenture and applicable to the foregoing covenants are summarized below:

     "Consolidated Shareholders' Equity" means the total shareholders' equity of the Company and its consolidated subsidiaries which, under generally accepted accounting principles, would appear on a consolidated balance sheet of the Company and its subsidiaries, excluding the separate component of shareholders' equity attributable to foreign currency translation adjustments pursuant to "Statement of Financial Accounting Standards No. 52 -- Foreign Currency Translation" or any successor provision or principle of generally accepted accounting principles.

     "Principal Manufacturing Property" means any manufacturing property located within the United States of America (other than its territories or possessions) owned by the Company or any Subsidiary, except for any manufacturing property that, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

     "Subsidiary" means any corporation of which at least a majority of the outstanding voting stock is owned by the Company or by other Subsidiaries, but will not include any such corporation (an "Affiliated Corporation") which (1) does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets in the United States; (2) is principally engaged in financing sales or leases of merchandise, equipment or services by the Company, a Subsidiary or another Affiliated Corporation; (3) is principally engaged in holding or dealing in real estate or (4) is principally engaged in the holding of stock in, and/or the financing of operations of, Affiliated Corporations.

     "Wholly-Owned Subsidiary" means a Subsidiary of which all of the outstanding voting stock (other than directors' qualifying shares) is at the time, directly or indirectly, owned by the Company and/or by one or more Wholly-Owned Subsidiaries.

CONSOLIDATION, MERGER, SALE OR LEASE OF ASSETS

     Each Indenture provides that the Company, without the consent of the holders of any of the outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that
(1) the successor corporation assumes the Company's obligations under such Indenture and the Debt Securities issued thereunder; (2) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing and (3) certain other conditions are met.

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (1) failure to pay principal of or any premium on any Debt Security of that series when due; (2) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (3) failure to deposit any sinking fund payment in respect of any Debt Security of that series when due; (4) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days (90 days in the case of the Subordinated Indenture) after written notice as provided in the Indenture; (5) certain events of bankruptcy, insolvency or reorganization and (6) any other Event of Default provided with respect to Debt Securities of that series. Such other Events of Default, if any, will be described in the Prospectus Supplement relating to such Debt Securities.

     If any Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are issued with original issue discount, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     The Indentures provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company is required to furnish the Trustees annually with a statement as to the performance by the Company of certain of its obligations under the Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

     Each Indenture provides that the Company and the Trustee may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding any additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in such Indentures or making other provisions; provided such action shall not adversely affect the interests of the holders of any series of outstanding Debt Securities in any material respect.

     Modifications of and amendments to the Indentures may be made by the Company and the Trustee with the consent of the holders of a majority (66 2/3% in the case of the Senior Indenture) in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may without the consent of the holder of each outstanding Debt Security affected thereby (1) change the stated maturity of the principal of, or any installment of principal or interest on, any Debt Security; (2) reduce the principal amount of, or any premium or interest on, any Debt Security; (3) reduce the amount of principal of Debt Securities issued with original issue discount payable upon acceleration of the maturity thereof; (4) change the currency of payment of principal of, or any premium or interest on, any Debt Security; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;
(6) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of, or of certain defaults under, such Indenture or (7) limit certain obligations of the Company to maintain an office or agency in the places and for the purposes required by such Indenture.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default in the payment of the principal of or any premium or interest on any of the Debt Securities of such series or in respect of a covenant or provision of such Indenture that cannot, under the terms of such Indenture, be modified or amended without the consent of the holders of each outstanding Debt Security affected thereby.

DEFEASANCE

     Each Indenture provides that, if such provision is made applicable to the Debt Securities of any series, the Company, at its option, will be discharged from its obligations in respect of the outstanding Debt Securities of a series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, convert Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or, in the case of Senior Debt Securities, will not be subject to certain covenants applicable to the Debt Securities of such series, in each case if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and premium, if any, and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option, the Company is required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for United States income tax purposes.

CONVERSION RIGHTS

     The terms on which and the prices at which Subordinated Debt Securities of a series may be convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include provisions as to whether conversion is mandatory, at the option of the holder or at the option of the Company.

SUBORDINATION PROVISIONS

     Except as described in the applicable Prospectus Supplement, the indebtedness evidenced by the Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness (as hereinafter defined).

     No payment shall be made by the Company on account of principal of, and premium, if any, or interest on the Subordinated Debt Securities or on account of the purchase, redemption or other acquisition of the Subordinated Debt Securities if there shall have occurred and be continuing any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness continuing beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness.

     Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, and premium, if any, and interest on the Subordinated Debt Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness. By reason of this provision, in the event of the Company's dissolution or insolvency, holders of Senior Indebtedness may receive more, ratably, and holders of Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company.

     The foregoing subordination provisions will not prevent the occurrence of any Event of Default under the Subordinated Indenture.

     The term "Senior Indebtedness" will be defined to mean the principal of, premium, if any, and any interest on, and any other payment due pursuant to the terms of an instrument (including, without limitation, fees, expenses, collection expenses (including attorneys' fees), interest yield amounts, post-petition interest and taxes) creating, securing or evidencing any of the following, whether outstanding on the date of the Subordinated Indenture or thereafter incurred or created:

          (1) All indebtedness of the Company for money borrowed or constituting reimbursement obligations with respect to letters of credit (including indebtedness secured by a mortgage, conditional sales contract or other lien which is (A) given to secure all or a part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (B) existing on property at the time of acquisition thereof);

          (2) All indebtedness of the Company evidenced by notes, debentures, bonds or other securities;

          (3) All indebtedness of others of the kinds described in either of the preceding clauses (1) or (2) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise; and

          (4) All renewals, deferrals, increases, extensions or refundings of and modifications to indebtedness of the kinds described in any of the preceding clauses (1), (2) or (3);

except (A) the Subordinated Debt Securities, (B) certain outstanding subordinated indebtedness of the Company, which indebtedness at December 31, 1996 was approximately $644 million and (C) any indebtedness, renewal, extension or refunding that, under the provisions of the instrument creating, evidencing, or assuming or guaranteeing it, is not superior in right of payment to the Subordinated Debt Securities or is subordinate by its terms in right of payment to the Subordinated Debt Securities.

     As of December 31, 1996, the Company had Senior Indebtedness (excluding accrued interest and premium, if any) of approximately $1.6 billion. The amount of Senior Indebtedness may change in the future. The Subordinated Indenture contains no limitations on the incurrence of Senior Indebtedness.

NOTICES

     Except as otherwise provided in the Indentures, notices to holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and, if Debt Securities of such series are then listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, in a daily newspaper in London or Luxembourg or any other required city located outside the United States, as the case may be, or, if not practicable, elsewhere in Europe. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register.

GOVERNING LAW

     The Indentures, the Debt Securities and the coupons, if any, will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEES

     Each Trustee has normal banking relationships with the Company and also serves as trustee under other indentures with the Company pursuant to which unsecured debt securities are currently outstanding.

                          DESCRIPTION OF CAPITAL STOCK

     The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in (1) the Company's Certificate of Incorporation; (2) the Company's By-Laws and (3) the Rights Agreement (as defined below), all of which are exhibits to the Registration Statement.

     The Company's authorized capital stock consists of 360,000,000 shares of Common Stock, par value $.01 per share, and 40,000,000 shares of Preferred Stock, par value $1 per share.

     As of December 31, 1996, there were 174.8 million shares of Common Stock outstanding, and the Company had reserved 158.2 million additional shares of Common Stock for issuance pursuant to various employee benefit plans and upon the conversion of outstanding shares of Preferred Stock and other outstanding securities.

     The Board of Directors has authorized the issuance of 30,000,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), 10 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") and 20 shares of Series C Cumulative Preferred Stock (the "Series C Preferred Stock") and 1,500,000 shares of Junior Participating Preferred Stock (the "Junior Preferred Stock"). As of December 31, 1996, there were 28.4 million shares of Series A Preferred Stock, 10 shares of Series B Preferred Stock, 20 shares of Series C Preferred Stock and no shares of Junior Preferred Stock outstanding.

     The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock rank on a parity with each other, and prior to the Common Stock and the Junior Preferred Stock, as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company. Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock offered hereby will rank on a parity with each other such series and with the Series A, Series B and Series C Preferred Stock.

COMMON STOCK

  General

     Subject to the rights of the holders of shares of Preferred Stock, holders of shares of Common Stock (1) are entitled to receive dividends when and as declared by the Board of Directors of the Company from funds legally available for that purpose; (2) have the exclusive right, except as otherwise may be required by law, to vote for the election of directors and for all other purposes and (3) are entitled, upon any liquidation, dissolution or winding up of the Company, to a pro rata distribution of the assets and funds of the Company available for distribution to stockholders. Each share of Common Stock is entitled to one vote on all matters on which stockholders generally are entitled to vote. Holders of shares of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock or securities convertible into shares of Common Stock. The Common Stock is traded on the New York Stock Exchange and prices are reported by the New York Stock Exchange Composite Tape under the symbol UIS. Harris Trust Company of New York is the transfer agent for the Common Stock.

  Dividend Limitations

     The Company has not declared or paid any cash dividends on the Common Stock since 1990 and does not anticipate declaring or paying dividends on the Common Stock in the foreseeable future. In addition, the Company's most restrictive outstanding debt instruments generally limit aggregate dividends paid on the Company's capital stock since June 30, 1992 (other than $185 million paid in respect of dividends in arrears) to an amount no greater than 50% of cumulative consolidated net income since July 1, 1992, plus capital contributions and proceeds of equity issuances, plus $150 million.

  Preferred Share Purchase Rights and Junior Participating Preferred Stock

     The Company has distributed to its stockholders one Preferred Share Purchase Right (the "Rights") with respect to each outstanding share of Common Stock pursuant to a Rights Agreement (the "Rights Agreement") dated as of March 7, 1986 between the Company and Harris Trust Company of New York, as Rights Agent. Each Right entitles the holder thereof, until the earlier of March 17, 2001 or the redemption of the Rights, to buy one three-hundredth of a share of the Junior Preferred Stock at an exercise price of $75. The Rights are represented by the certificates for shares of Common Stock and will not be exercisable, or transferable apart from the shares of Common Stock, until the earlier of the tenth day after the announcement that a person or group has acquired beneficial ownership of 20% or more of the shares of Common Stock (a "20% holder") or the tenth day after a person commences, or announces an intention to commence, an offer, the consummation of which would result in a person beneficially owning 30% or more of the shares of Common Stock as of such date (the earlier of such dates being called the "Distribution Date"). The Rights could then begin trading separately from the shares of Common Stock.

     In the event that the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the exercise price of the Right, that number of shares of common stock of the surviving company which, at the time of such transaction, would have a market value of two times the exercise price of the Right. Alternatively, if a 20% holder were to acquire the Company by means of a reverse merger in which the Company and its stock survive, or were to engage in certain "self-dealing" transactions, each Right not owned by the 20% holder would become exercisable for the number of shares of Common Stock which, at that time, would have a market value of two times the exercise price of the Right.

     The Rights are redeemable at $.01 2/3 per Right at any time prior to the time that a person or group has acquired beneficial ownership of 20% of the shares of Common Stock. The Rights will expire on March 17, 2001 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company in accordance with their terms. At no time will the Rights have any voting rights.

     The foregoing summary of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is an exhibit to the Registration Statement.

     The shares of Junior Preferred Stock purchasable upon exercise of the Rights will be nonredeemable. Each share of Junior Preferred Stock will have a minimum preferential quarterly dividend of $15 per share, but will be entitled to a dividend of 300 times the aggregate dividend declared per share of Common Stock. In the event of liquidation, the holders of the shares of Junior Preferred Stock will receive a preferred liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment per share equal to 300 times the payment made per share of Common Stock. Each share of the Junior Preferred Stock will have 300 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of the Junior Preferred Stock will be entitled to receive 300 times the amount received per share of Common Stock. The Junior Preferred Stock has customary antidilution provisions to protect the dividend, liquidation and voting rights described above.

     The purchase price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of the shares of Junior Preferred Stock; (2) as a result of the grant to holders of the shares of Junior Preferred Stock of certain rights or warrants to subscribe for shares of Junior Preferred Stock or of securities convertible into shares of Junior Preferred Stock (at a price, or with a conversion price, respectively, less than the then current market price for the shares of Junior Preferred Stock) or (3) as a result of the distribution to holders of the shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. The percentage of a share of Junior Preferred Stock for which a Right is exercisable and the number of Rights outstanding are also subject to adjustment in the event of dividends on the shares of Common Stock payable in shares of Common Stock or subdivisions, combinations or consolidations of the shares of Common Stock, occurring, in any case, before the Rights become exercisable or transferable apart from the shares of Common Stock.

     One Right is presently associated with each issued and outstanding share of Common Stock. The Company will issue one Right with each share of Common Stock issued prior to the Final Expiration Date unless, prior to such issuance, the Rights are redeemed or become exercisable and transferable apart from the shares of Common Stock.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms that the Board of Directors determines are not in the best interests of the Company's stockholders, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at $.01 2/3 per Right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the shares of Common Stock.

  Anti-Takeover Provisions

     The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to such date, either the business combination or such transaction is approved by the board of directors of the corporation; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (3) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's outstanding voting stock.

     The Company's Certificate of Incorporation and By-Laws contain certain anti-takeover provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors. Such provisions may also render the removal of the current Board of Directors more difficult.

     The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors shall consist of not less than 10 nor more than 20 directors (subject to any rights of the holders of shares of Preferred Stock to elect additional directors), with the exact number to be fixed by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board. The Board of Directors is divided into three classes of directors, which classes are as nearly equal in number as possible. One class of directors is elected each year for a term of three years. Directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), voting as a single class. Subject to any rights of the holders of shares of Preferred Stock, vacancies in the Board of Directors and newly created directorships are filled for the unexpired term only by the vote of a majority of the remaining directors in office. Pursuant to the Certificate of Incorporation, advance notice of stockholder nominations for the election of directors must be given in the manner provided in the Company's By-Laws. The By-Laws provide that written notice of the intent of a stockholder to make a nomination at a meeting of stockholders must be delivered to the Secretary of the Company not less than 90 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting. The notice must contain certain background information about the nominee and the number of shares of the Company's capital stock beneficially owned by the nominee. The affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of Voting Stock, voting as a single class, is required to amend, alter or repeal the provisions of the Certificate of Incorporation and the By-Laws discussed above.

     The Company's Certificate of Incorporation also provides that certain mergers, consolidations, sales or other transfers of assets of, issuances or reclassifications of securities of, or adoptions of plans of liquidation by the Company (individually, a "Business Combination") must be approved by an affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of Voting Stock, voting as a single class, when such action involves a person (an "Interested Stockholder") who beneficially owns more than 20% of the voting power of the then outstanding shares of Voting Stock, unless certain minimum price, form of consideration and procedural requirements (the "Fair Price Provisions") are satisfied or unless a majority of the directors not affiliated with the Interested Stockholder approve the Business Combination. The affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of Voting Stock, voting as a single class, is required to amend, alter or repeal such provisions of the Certificate of Incorporation.

     Under the Certificate of Incorporation and By-Laws, except as otherwise required by law and subject to the rights of the holders of shares of Preferred Stock, stockholders may not call a special meeting of stockholders. Only the Board of Directors, pursuant to a resolution adopted by a majority of the entire Board, may call a special meeting of stockholders. The General Corporation Law of the State of Delaware provides that, unless specifically prohibited by the certificate of incorporation, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting, without prior notice, and without a stockholder vote if a written consent or consents setting forth the action to be taken is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take such action at a meeting of stockholders. The Company's Certificate of Incorporation requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent. The affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of Voting Stock, voting as a single class, is required to amend, alter or repeal the provisions of the Certificate of Incorporation and By-Laws discussed above.

     The purpose of certain provisions of the Certificate of Incorporation and By-Laws discussed above relating to (1) a classified Board of Directors; (2) the removal of directors and the filling of vacancies; (3) the prohibition of stockholder action by written consent and (4) supermajority voting requirements for the repeal of provisions (1) through (3) is to help assure the continuity and stability of the business strategies and policies of the Company and to discourage certain types of transactions that involve an actual or threatened change of control of the Company. They are designed to make it more difficult and time-consuming to change majority control of the Board of Directors and thus to reduce the vulnerability of the Company to an unsolicited takeover proposal that does not contemplate the acquisition of at least 80% of the voting power of all of the Voting Stock or to an unsolicited proposal for the restructuring or sale of all or part of the Company.

     Such charter and by-law provisions may make more difficult or discourage a proxy contest, or the assumption of control, by a holder of a substantial block of shares of Common Stock, or the removal of the incumbent Board of Directors, and could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the Fair Price Provisions discussed above provide that certain business combinations involving the Company and a certain type of stockholder which do not meet specified criteria or are not approved by supermajority vote cannot be consummated without the approval of a majority of those directors who are not affiliated with such stockholder, such provisions could give incumbent management the power to prevent certain takeovers. The Fair Price Provisions may also discourage attempts to effect a "two-step" acquisition in which a third party purchases a controlling interest in cash and acquires the balance of the voting stock of the Company for less desirable consideration. Under the classified board and related provisions, the third party would not immediately obtain the ability to control the Board of Directors through its first-step acquisition and, under the Fair Price Provisions, having made the first-step acquisition, the third party could not acquire the balance of the Voting Stock for a lower price without a supermajority vote or the approval of a majority of such unaffiliated directors.

     These provisions of the Certificate of Incorporation and By-Laws help ensure that the Board of Directors, if confronted with an unsolicited proposal from a third party which has acquired a block of shares of Common Stock, will have sufficient time to review the proposal and appropriate alternatives for the Company's stockholders.

     Such charter and by-law provisions are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Board of Directors, who would then be in a position to negotiate a transaction which would treat all stockholders in substantially the same manner. Such provisions may have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the provisions are designed to discourage accumulations of large blocks of shares of Common Stock by purchasers whose objective is to have such shares repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of Common Stock caused by such accumulations. Accordingly, stockholders of the Company could be deprived of certain opportunities to sell their shares at a temporarily higher market price.

     The Rights could also have the effect of delaying, deferring or preventing a takeover or change in control of the Company. See "Common Stock -- Preferred Share Purchase Rights and Junior Participating Preferred Stock".

PREFERRED STOCK

     The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation and the Certificate of Designation relating to each such series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

     Under the Company's Certificate of Incorporation, the Board of Directors may, by resolution, establish series of Preferred Stock having such voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as the Board of Directors may determine.

     The Preferred Stock offered hereby will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate; (5) any redemption or sinking fund provisions; (6) any conversion rights and (7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no pre-emptive rights. Preferred Stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock and the Junior Preferred Stock (the "Junior Stock") and on a parity with the Series A, Series B and Series C Preferred Stock and each other series of Preferred Stock offered hereby (the "Parity Stock").

  Dividend Rights

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date set forth in the applicable Prospectus Supplement.

     The Preferred Stock of each series will include customary provisions (1) restricting the payment of dividends or the making of other distributions on, or the redemption, purchase or other acquisition of, Junior Stock unless full dividends, including, in the case of cumulative Preferred Stock, accruals, if any, in respect of prior dividend periods, on the shares of such series of Preferred Stock have been paid and (2) providing for the pro rata payment of dividends on such series and other Parity Stock when dividends have not been paid in full upon such series and other Parity Stock.

     See "Certain Provisions of Outstanding Preferred Stock" for a description of provisions of the Company's Series A, Series B and Series C Preferred Stock that could limit the Company's ability to pay dividends on the Preferred Stock offered hereby.

  Rights Upon Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any Parity Stock are not paid in full, the holders of the Preferred Stock of such series and of such Parity Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or a portion of the Company's assets nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, of the Company.

  Redemption

     The terms, if any, on which shares of a series of Preferred Stock may be subject to optional or mandatory redemption will be set forth in the Prospectus Supplement relating to such series.

  Conversion

     The terms, if any, on which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto.

  Voting Rights

     The holders of Preferred Stock of a series offered hereby will not be entitled to vote except as indicated below or in the Prospectus Supplement relating to such series of Preferred Stock or as required by applicable law. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, when and if any such series is entitled to vote, each share in such series will be entitled to one vote.

     Unless otherwise specified in the related Prospectus Supplement, holders of shares of a series of Preferred Stock will have the following voting rights. If, on the date used to determine stockholders of record for any meeting of stockholders of the Company at which directors are to be elected, dividends payable on any series of Preferred Stock offered hereby and any other series of Parity Stock are in arrears in an amount equal to at least six quarterly dividends, the number of directors of the Company will be increased by two and the holders of all such series of Preferred Stock, voting as a class without regard to series, will be entitled to elect such two additional directors at such meeting. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of a series of Preferred Stock and any other series of Parity Stock also being affected, voting as a single class without regard to series, will be required for any amendment of the Company's Certificate of Incorporation if the amendment would have a materially adverse effect on the powers, preferences or special rights of such series. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of a series of Preferred Stock and any other series of Parity Stock, voting as a single class without regard to series, will be required to authorize, create or issue, or increase the authorized amount of, any class or series of capital stock ranking prior to such series of Preferred Stock as to dividends or upon liquidation.

CERTAIN PROVISIONS OF OUTSTANDING PREFERRED STOCK

     As of December 31, 1996, there were 28.4 million shares of Series A Preferred Stock, 10 shares of Series B Preferred Stock and 20 shares of Series C Preferred Stock outstanding. The Series A Preferred Stock accrues quarterly cumulative dividends at the annual rate of $3.75 per share and is entitled to receive $50 per share, plus accrued and unpaid dividends, upon liquidation. Each of the Series B Preferred Stock and the Series C Preferred Stock has a stated value of $5 million per share, accrues quarterly cumulative dividends based on such stated value at the rate of 9 1/2% per annum, accrues dividends on the amount of any unpaid dividends and is entitled to receive the stated value, plus accrued and unpaid dividends, upon liquidation.

     Each of the Series A, Series B and Series C Preferred Stock prohibits the payment of cash dividends or other distributions on, and the purchase, redemption or other acquisition of, any shares of Junior Stock until all accrued and unpaid dividends on such series of Preferred Stock have been paid. When dividends are not paid in full on such series of Preferred Stock, all dividends paid upon shares of such series and Parity Stock must be paid pro rata so that the amount of dividends paid per share on such series and the Parity Stock bear to each other the same ratio that accrued dividends per share on such series and the Parity Stock bear to each other.

                          DESCRIPTION OF THE WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the Commission in connection with the offering of such Warrants.

DEBT WARRANTS

     The Prospectus Supplement relating to a particular issue of Warrants for the purchase of Debt Securities ("Debt Warrants") will describe the terms of such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the offering price for such Debt Warrants, if any; (3) the aggregate number of such Debt Warrants; (4) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (5) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (6) if applicable, the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (8) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (9) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (10) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (11) information with respect to book-entry procedures, if any; (12) the currency or currency units in which the offering price, if any, and the exercise price are payable;
(13) if applicable, a discussion of material United States federal income tax considerations; (14) the antidilution provisions of such Debt Warrants, if any;
(15) the redemption or call provisions, if any, applicable to such Debt Warrants; and (16) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The Prospectus Supplement relating to any particular issue of Warrants for the purchase of Common Stock or Preferred Stock will describe the terms of such Warrants, including the following: (1) the title of such Warrants; (2) the offering price for such Warrants, if any; (3) the aggregate number of such Warrants; (4) the designation and terms of any Preferred Stock purchasable upon exercise of such Warrants; (5) if applicable, the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (6) if applicable, the date from and after which such Warrants and any Securities issued therewith will be separately transferable; (7) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise (which price may be payable in cash, securities, or other property); (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (10) the currency or currency units in which the offering price, if any, and the exercise price are payable; (11) if applicable, a discussion of material United States federal income tax considerations; (12) the antidilution provisions of such Warrants, if any; (13) the redemption or call provisions, if any, applicable to such Warrants; and (14) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

     The Offered Securities may be sold to underwriters for public offering pursuant to terms of offering fixed at the time of sale. In addition, the Offered Securities may be sold by the Company to other purchasers directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in an applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its outstanding issues of debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as shall be set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agents. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     If so indicated in an applicable Prospectus Supplement, the Company may authorize agents, underwriters or dealers acting as the Company's agents to solicit offers from certain institutional investors to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on a future date or dates specified therein. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate amount of the particular Offered Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when offered, include commercial and savings banks, insurance companies, pension funds, investment banks, educational and charitable institutions and such other institutions as may be approved by the Company. Each Contract will be subject to the approval of the Company. Contracts will not be subject to any conditions except (1) purchase shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject and (2) if the Offered Securities are being sold to underwriters, the Company shall have sold to underwriters the total amount of the Offered Securities less the amount covered by Contracts. Agents or underwriters will have no responsibility in respect of the delivery or performance of Contracts.

     Each underwriter, dealer and agent participating in the distribution of any Offered Securities which are Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to U.S. Persons (other than qualifying financial institutions), in connection with the original issuance of the Offered Securities. See "Limitations on Issuance of Bearer Securities".

                                 LEGAL MATTERS

     Unless otherwise indicated in an accompanying Prospectus Supplement, certain legal matters in connection with the Offered Securities will be passed upon for the Company by Harold S. Barron, Esq., Senior Vice President, General Counsel and Secretary of the Company, and for any agents or underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations). As of the date of this Prospectus, Mr. Barron owns 68,295 shares (including 66,695 restricted shares) of Common Stock and holds options to purchase 228,000 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 incorporated by reference or appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE PURCHASER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
The Company...........................  S-2
Recent Developments...................  S-2
Risk Factors..........................  S-2
Use of Proceeds.......................  S-4
Price Range of Common Stock and
  Dividend Policy.....................  S-5
Capitalization........................  S-6
Standby Arrangements..................  S-7
Information Incorporated by
  Reference...........................  S-7
PROSPECTUS
Available Information.................    2
Information Incorporated by
  Reference...........................    2
The Company...........................    3
Risk Factors..........................    3
Use of Proceeds.......................    5
Ratios of Earnings....................    5
Description of the Debt Securities....    6
Description of Capital Stock..........   16
Description of the Warrants...........   23
Plan of Distribution..................   24
Legal Matters.........................   25
Experts...............................   25

33,686,350 SHARES

UNISYS CORPORATION

COMMON STOCK
(PAR VALUE $.01 PER SHARE)
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SALOMON BROTHERS INC
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PROSPECTUS SUPPLEMENT
DATED: OCTOBER   , 1997